Exhibit 99.1

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

Final Transcript

Conference Call Transcript DBRN - Q2 2010 Dress Barn Earnings Conference Call Event Date/Time: Mar. 01. 2010 / 4:30PM ET

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

CORPORATE PARTICIPANTS

 David Jaffe
 Dress Barn, Inc. - Pres., CEO

 Armand Correia
 Dress Barn - EVP, CFO

CONFERENCE CALL PARTICIPANTS

  Scott Krasik
 BBNT Capital Mkts - Analyst

 Samantha Panella
 Raymond James - Analyst

 Brian Geragthy
 SunTrust - Analyst

 Edward Yruma
 KeyBanc - Analyst

 Elizabeth Montgomery
 Longbow Research - Analyst

 Joel Lebowicz
 Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen. Thank you for standing by. My name is Glenn, and I will be your conference facilitator today. Welcome to Dress Barn, Inc., second quarter, fiscal 2010, financial results conference call. (Operator Instructions) Information on how to access this replay is available in the financial results news release issued earlier today.

I would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause actual results and implementation of the Company's plans to vary materially. These risks are a reference in today's news release as well as in the Company's SEC filings. Thank you. I would now like to turn it over to Mr. David Jaffe, President and CEO. Please proceed.

 David Jaffe - Dress Barn, Inc. - Pres., CEO

 Good afternoon and thank you for joining us to discuss our results for our second fiscal quarter ended January 23, 2010, with me today is Armand Correia our CFO. I'm pleased to report we had another strong quarter. We've done well financially, as Armand will detail in a moment with solid earnings and a continued strong balance sheet. We've made progress operationally with good management of our working capital and with the beginning of a thoughtful integration process for the Justice business.

Finally, we remained on a sound strategic path to grow our business and drive great value to consumers and therefore to our shareholders. Here are some of the highlights from the quarter. Revenues in the quarter were up 73%, versus the prior year. This is driven by the Justice merger, of course, but also by 6% comp for Dress Barn and a 5% comp at Maurices. Operating income on a non-GAAP basis in the second quarter was also strong growing to $47.8 million from a loss of $2.4 million in the prior year second quarter. Again the drivers were the inclusion of the Justice business and continued strong contributions from the Maurice's business.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

Earnings per share adjusting out of number one time charges for mergers and debt extinguishment costs came in at $0.37 per share compared to a loss of $0.03 per share last year. This exceeded our expectations and we are very pleased with the financial performance of our business. All in all this has been a very strong quarter for the Company. While the overall retail environment is best described as stabilizing we have been pushing ahead, our concepts are capturing market share by delivering great value to consumers. I would like to touch briefly on each of our three concepts. Dress Barn has continued to benefit from a trade down effect as consumers have sought out better pricing value when they shop.

At the end of the quarter, we were operating 837 Dress Barn stores versus 834 at this time last year. Our unit economics continue to improve as the 6% comp increase we saw in the second quarter is above our tipping point for operating leverage. Our average price per units sold increased by 7% and this combined with our 1% increase in units per transaction, increased our average transaction by 8%, which offset our 2% decrease in sales transactions. Our team at Dress Barn has done a good job of satisfying the incremental customers we are attracting with an effective merchandise assortment. On the product side we saw strong growth in our key gift giving categories. We achieved record results in our accessories area fueled by cold weather items fashion scarves, hand bags and novelty jewelry, especially dressier styles. Outer wear was a top performing department with full leather jackets being the item of the season. Novelty knit tops with new details were a hot new trend.

And, finally, sweaters our signature fall category performed well driven by fine gauge styles along with cardigans and new novelty yarns. On the negative side, the woven top business continued to under perform mainly due to the strength of the knit and sweater categories. Looking ahead, we are rolling out Jones Studio suit separates made exclusively for us by the Jones apparel group to the chain beginning this month. Maurice's is also performing well. Our merchandising has been affective and our small market focus continues to put us in a good competitive position. We've grown the store base versus last year and at the end of the quarter we were operating 739 locations versus 697 at this time last year. Similar Dress Barn our unit level economic performance has continued to improve. We are also getting good traction with 5% increase in average dollar sale coupled with a 4% increase at conversion, which offset a 5% decline in traffic.

On the product side within the core women's collection we posted strong sales increases in casual wovens, casual knit tops, suit separates and handbags. On the negative side we had soft sales trends in the dressy collection, outerwear and jewelry, The plus size business continued to perform well generating a strong double digit comp increase in the quarter. Knit tops, sweaters, casual pants and denim were the key drivers within the plus collection. For Dress Barn and Maurice's our marketing strategy remains focused on driving sales, customer acquisition and enhancing the customer experience to increase retention and market share.

With respect to Justice we are very pleased with the strong rebound we are experiencing in comp store sales. As you know, this is a uniquely positioned concept and is really the only destination for tween girls and their moms. There were 899 Justice stores in operation at the end of the quarter. From a unit level economic standpoint our total sales transactions increased by 14%, and our average selling price increased 7%, which is offset by a 2% decrease in units per transaction.

The Justice value proposition continues to resonate with our customers. The merchandise is on the money with casual tops primarily cut and sewn, woven shirts, active tees footwear and accessories, especially jewelry, all posted the largest year over year increases while ready to wear and lifestyles primarily Webkinz driven posted decreases. The shopping experience is fun and energetic and our assortments are designed to reflect the needs and wants of our girl. We're excited to sustain and leverage this good trend in results. Our marketing strategy reinforces our value proposition and its success is evident as Justice continues to gain market share. For the fall season, our direct mail circulation increased 28% over the prior year. And, for spring, we are planning to mail nearly 37 million pieces to our customer, a 30% increase over the prior year period.

That's a lot of opportunities to touch our customers and deliver compelling marketing offers to their doorstep. Integration work we are doing is proceeding nicely. As we said since we announced the deal, this is not a transaction based on slashing costs. That being said, w've already eliminated approximately $5 million of redundant cost in areas such as finance and public company costs. And, we believe we will identify more areas for streamlining and consolidation as we go forward in the areas such as sourcing, HRIS, CRM and certain financial functions. This integration process is very good for our organization on a broader level. It is keeping us fresh, reinvigorating our various teams and thinking outside of the box about where our opportunities lie and how we can take advantage of them.

We developed good collaboration and partnership structures were they are appropriate and we're working hard to build our learning oriented culture. We have as a consolidated Company incredible reach into the specialty retail industry and we are reinforcing our organization's ability to capitalize on both the depth and breadth of our presence. Our balance sheet is even stronger now with the early retirement of our 2.5% convertible senior notes and ability to generate cash has been enhanced by the Justice merger.

We believe that we will continue to have a superior ability to drive value to our shareholders. We are very grateful for the support of our key shareholders and the analysts who have been following our progress. We are hopeful that will continue to demonstrate the kind of leadership and attention the value creation that we know is appreciated. Thank you, and I will now turn the call over the Armand to discuss our financial results in detail.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn - EVP, CFO

 Thank you, David, and welcome everyone. As David said we are pleased with our results which were better than expected both sales and earnings. In addition, this year's quarterly results include Justice, for part of the quarter. From the merger date of November 25, forward. Comparisons to last year's numbers are not meaningful as they only represent Dress Barn and Maurice's results. We have provided in our quarterly news release a footnote highlighting the Justice numbers that are included in this year's quarterly and six months statement of earnings as well as the balance sheet.

Our quarterly financial results also reflect certain items that we believe are not indicative of ongoing operations for purposes of comparisons to the prior year period. I will comment on these during my prepared remarks. Accordingly, we have included a reconciliation of GAAP to non-GAAP measures in today's news release announcing our results. Net sales for our second quarter increased to $594 million. Driving this overall increase was the inclusion of Justice sales which accounted for $221 million. In addition, we achieved a strong combined 10% comp sales increase. Our comp sales performance has shown consistency with four consecutive quarters of combined increases.

By division, Dress Barn stores quarterly sales increased 7% to $209 million. The increase was primarily driven by the 6% comp sales increase. Maurice's store sale increased 12% to $164 million, with comp sales increasing 5%. Included are the revenues from our recently launched e-commerce business which is also exceeding expectations. Justice quarterly sales of $221 million, again represent part of the quarter. During this period, Justice turned in a strong 19% comp sales increase, it is worth noting, however, that comp sales for the same quarter last year decreased 23%. Justice sales also include revenues from its e-commerce business, which also significantly exceeded expectations as well as last year's results.

On a combined basis, gross profit dollars increased to $233 million versus $113 million last year. Of the total $120 million increase, Justice accounted for $95 million. Our overall gross profit rate, increased 630 basis points to 39.1%. Versus last year's 32.8%. This year's rate was favorably impacted by Justice; however, excluding this impact the combined Dress Barn and Maurice's gross profit rate was 36.8%, an increase of 400 basis points primarily driven by merchandise margins and compared to last year's comparable 32.8% rate. Merchandise margins improvements were achieved at all three divisions primarily from the lower markdowns than a year ago.

By division, the gross profit rate at Dress Barn stores increased 440 basis points, to 34.6% versus last year's 30.2%. Maurice's increased 330 basis points to 39.6%, versus last year's 36.3%. The gross profit rate for Justice for the partial quarter was 43.1%. However, if Justice were included for the full quarter, the rate would have been approximately 42%. Total SG&A expenses for the second quarter were $171.7 million or 28.9% of sales. Compared to $103 million, or 30% of sales last year. SG&A on a non-GAAP basis excluding $4.7 million, primarily merger expenses, was $167 million, or 28.1% of sales. The decrease of 190 basis points was due to good sales leverage.

Within SG&A, incentive costs at all three divisions increased due to better than expected earnings results. Quarterly incentive costs increased 118 basis points versus last year. Depreciation expense came in at $17.7 million for the quarter. Approximately $5.5 million dollars higher than our prior quarter. This increase represents Justice for the partial quarter. For modeling purposes, we anticipate total quarterly depreciation expense at approximately $20 million, for each of the remaining two quarters. Moving down the income statement, operating earnings on a GAAP basis increased to $43.1 million, or 7.3% of sales. This compares to an operating loss of $2.4 million, last year. On a non-GAAP basis, this year's quarterly operating earnings increased to $47.8 million, or 8.1% of sales versus last year's operating loss of $2.4 million.

By division, Dress Barn stores came in with an operating loss of $5.1 million, compared to a loss of $11.8 million last year. It's important to note the highly promotional holiday season has been traditionally the more challenging quarter for our Dress Barn stores division. Maurice's operating earnings were $16.1 million, or 9.8% of sales compared to $9.4 million or 6.4% of sales last year. Operating earnings at Justice during the partial quarter were $36.9 million, or 16.7% of sales. If Justice were included for the full quarter, the operating earnings rate would have been approximately 11% of sales on a non-GAAP basis. Interest expense was $2.7 million and was primarily made up of $2.1 million from our convertible debt and $400,000 from the mortgage on our Suffern, New York headquarters distribution center facility.

As a reminder, just after the close of the quarter, we successfully retired 100% of our outstanding convertible notes with a cash payment of $117 million, and the issuance of approximately 6.2 million shares of common stock. This will reduce the Company's interest expense for the back half of the fiscal year by approximately $4.2 million, and will be accretive to earnings per share by approximately $0.03 and on annualized basis $0.06 thereafter. In addition, we eliminated the future potential dilution impact of the equity feature of the notes. As a result of this transaction we recognized a $5.8 million pretax accounting loss on the early retirement of the debt. This impact decreased diluted earnings per share by $0.05. Our quarterly effective income tax rate was 39.1%.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

We expect a slightly higher effective tax rate of 39.6% for both the third and fourth quarters. Net earnings on a GAAP basis were $21.7 million, or $0.28 per diluted share compared to last year's net loss of $1.8 million or a loss of $0.03 per share. Net earnings on a non-GAAP basis excluding the non-recurring items increased to $28.1 million or $0.37 per diluted share. Weighted average diluted shares were 76.4 million, for the quarter, for modeling purposes 80.5 million shares are more appropriate for use for the balance of the fiscal year.

Turning to the balance sheet which remains strong and nearly debt free with cash and investments ending the quarter at $404 million, before the payoff of our convertible debt, which settled just after the quarterly close. Taking this payoff into account our cash and investments would still total $287 million. Solidifying our cash position is our new four year $200 million ABL credit facility that we do not expect to use. Controlling inventories continues to be a top priority at all three divisions. Total inventories ended the quarter at $242 million compared to $159.2 million last year. However, last year does not include Justice. Including Justice amount of $88.5 million, to the last year total inventories would have decreased 2%.

By division, Dress Barn decreased 5% and 6% on average store basis, Maurice's inventories increased 3% but decreased 3% on an average store basis and Justice decreased 2% over all as well as on an average store basis. We are pleased with the seasonal mix of our inventories. Clearance levels on an average store basis were down in all three divisions. We continue to be cautious on our outlook for the spring season. And are planning comp sales in the plus mid single digits with appropriate levels of inventory we believe spring presents some opportunities with easier comp sales comparisons by division Dress Barn spring comps are planned up mid single digits compared to a 3% increase last year, and a decrease of 6% in the prior year.

Maurice's comps are planned up low single digits compared to flat last year and Justice comps planned up high single digits compared to a decrease of 18% last year. This coupled with cleaner inventories should help in achieving our results. In addition, the spring period is traditionally Dress Barn and Maurice's strongest sales and earnings season with Justice stronger in the fall season. Given our better than expected second quarter earnings performance, and the favorable impact to earnings going forward, from the payoff of our convertible debt, we have raised earnings per share guidance of fiscal 2010, to a range of $1.55, to $1.60 compared to our previous guidance of $1.40 to $1.50. Thank you. Operator, we will now open it up to questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions) Our first question comes from the line of Scott Krasik of BB&T Capital Markets.

 Scott Krasik - BBNT Capital Mkts - Analyst

 Hey, guys, how are you doing.

 David Jaffe - Dress Barn, Inc. - Pres., CEO

 Good, Scott.

Scott Krasik - BBNT Capital Mkts - Analyst

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 Congratulations. Wanted to know if you would give us some color in how the comps have trended? February, obviously had quite a bit of snow but it's probably less important month for you guys.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, I would say if you look at February we actually finished our first week in March on an ink basis, for all three divisions and they are within a couple of points with each other, we are trending close to mid single digits positive. That would be the four weeks of February and the first week in March. Right now we are feeling okay given all the snow we've had that we come through in good shape. Inventories haven't really backed up yet and we are going to spring in very strong position.

Scott Krasik - BBNT Capital Mkts - Analyst

 That's very good. Then anything that you are seeing in terms of traffic to the strips as we come through the last couple of months, better, worse?

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 I wish I could say that I saw it strengthening, we really have not. One interesting thing especially because now we got 2500 stores and all sorts of formats. When we had that big storm a couple of weeks ago Valentines weekend we saw the mall stores do fairly well relative to the strip stores which got pummeled. It's kind of logical that when there is bad weather people will tend to go indoors and most malls provide indoor shopping I mean parking and shopping. So as to be expected, we saw that result in spades with our three divisions.

  Scott Krasik - BBNT Capital Mkts - Analyst

 The plus five would suggest that good weather would just be gravy.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well we hope so.

  Armand Correia - Dress Barn - EVP, CFO

 To add onto what David said it's appropriate to note, not that we like to use weather as an excuse, when you look at the northeast presence of a number of stores, we have 20% of the entire fleet in the northeast which is close to 500 stores. So I think one could certainly discern that if we had a break in the weather, certainly, I think our performance quarter to date would have been certainly better than what it is.

  Scott Krasik - BBNT Capital Mkts - Analyst

 Absolutely. Then just a little more color on the Maurice's gross margin, that was a very very strong gross margin relative to they've had in second quarters and past year, is that just the clean inventory position was there something you did to get more full price selling.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 I think I will start and then turn it over to Armand. I really think it's a combination of things. Certainly having cleaner inventory was one. We put a different handle on some of the promotions we did that helped us quite a bit. And I think frankly the fashion was a little bit more on the money this year, and got more full price selling out of it.

  Scott Krasik - BBNT Capital Mkts - Analyst

 So that approach in terms of limiting the number of promotions that's something that can carry forward.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 I wouldn't say limiting all we did was change the handle on one in particular that brought our POS down significantly. So we are continuing to look at different ways to appeal to customers and still give the same value but see if we can maintain more control on the POS rate. It worked well in the fall.

  Scott Krasik - BBNT Capital Mkts - Analyst

 Okay. Great, guys, keep it up.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Thanks, Scott.

 Operator

 Our next question comes from the line of Edward [Yruma] of KeyBanc. Please proceed.

  Edward Yruma - KeyBanc - Analyst

 Thanks very much for taking my question. Congrats on a great quarter. Can you talk a little bit about longer term outcome for gross margin? Clearly, Justice is performing well but I'm more concerned or more interested in the opportunity at Dress Barn given that I think you are still in the early stages of how to synergize for the sourcing operation. Thank you.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 We do think there are some opportunities at Dress Barn. We are relooking at all aspects of the business and some of the things we talked about before for example, trending down our suit business and increasing our suit separate business-- Jones Studio business, I mentioned earlier That's going to have an impact. Some of the things we are doing now on our planning allocation side including size optimization we think going to help margin. Totally different with the Justice merger, we are looking at different sourcing opportunities which over the long-term we think could have positive implications.

We are really looking at all aspects of the Dress Barn business particularly if you look at the second quarter, which is Dress Barn's weakest quarter, our fiscal quarter being the holiday quarter, Dress Barn did better this quarter but still not what we like it to do and frankly not what it's done historically. We are analyzing our merchandising mix during that period and have to think through the right way to appeal to customers to get the business back on track during that season.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

  Edward Yruma - KeyBanc - Analyst

 You talk a little bit about the real estate portfolio at Justice now that you had a little bit of time to operate with them. Is there an opportunity for you to (inaudible).

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 You faded out there, is there opportunity to do what?

  Edward Yruma - KeyBanc - Analyst

 Strength some of the store base.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 We are looking at that very, very carefully, we got a greet team there that's set up the right kind of tests and analyses to compare the legacy Limited Too stores which are primarily mall stores and the Justice stores which are more in the power centers or strips many of which are near those malls. And at this point, we've learned a lot but we've also learned that in this environment the landlords aren't anxious to see us walk away from the mall so we have been able to get attractive rents which have given us the opportunity to maintain a presence both in the mall and the surrounding strips.

Yes, we are certainly open to closing stores, we projected it would be closing a few this year. But as we look at it on a case by case, I'm not sure we are going to see long-term a significant number of closings. We will keep you posted on that but right now the results are given the cut backs in some of the rent the occupancy expense the results are very favorable.

  Edward Yruma - KeyBanc - Analyst

 Thank you very much.

 Operator

 Our next question come from the line of Samantha Panella of Raymond James. Please proceed.

  Samantha Panella - Raymond James - Analyst

 Good afternoon and congratulations, guys. With respect to with Justice, what (inaudible) just recently closed in November, what impact were you guys able to have this quarter and what are your first priorities as going forward here with Justice?

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, I'm not sure what you mean but in terms of the impact, we've really just started the integration process as I mentioned and we are looking primarily for back office synergies and just sharing ideas about different ways we run our respective businesses. In fact, the three leadership team last week were off site for a few days to try and do just that. I think we made a lot of progress.

But there is nothing specific I would point to today to say oh, yes look what we have been able to impact and we're saving this much money, from this, this and this. But we have a lot of initiatives underway and over time we are going to realize the synergies that we realize with Maurice's if not more. I guess I was thinking anything you are doing at the store level like within the store operationally different than maybe how Justice ran previously or anything along those lines. Not really Sam they got a great team of there and we are learning as much from them as hopefully we're exchanging ideas with them. There have been no significant changes we put on them at all.

  Samantha Panella - Raymond James - Analyst

 Okay. And then Armand, I was wondering if you could update us on the operating margin, sort of by division, any guidance for the full year I believe you recently gave us an update, wondering if there are changes there given the change in guidance.

  Armand Correia - Dress Barn - EVP, CFO

 Based on our new fiscal 2010 guidance,  you can incorporate our Spring estimates to model the full year. I would be looking at Dress Barn's operating margin for the spring season to be in the vicinity of in the 11% range with Maurice, probably more like 14%, and Justice low single digits. If you compare that to the prior year, Dress Barn was coming off operating margin in the spring season of approximately 9%, with Maurice turning in a very strong 13%, and obviously Justice wasn't really part of us last year, so you can see we are just moving the needle up a little for the spring season.

  Samantha Panella - Raymond James - Analyst

 Okay. One last question, given Lisa Rhodes; exit what are you doing, are you looking outside to hire somebody else, is a team in place. What decisions have you made there.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, actually Sam we have a search underway and we are looking both at internal and external candidates. We've got a terrific team in place so we are not concerned about the search process or about bringing someone in immediately we want to take our time and find the right person but in the meantime, as I say, we've got a very strong team that's doing a great job keeping the business going. So we are not particularly concerned about it.

  Samantha Panella - Raymond James - Analyst

 Great, thanks, guys, good luck.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Thank you, Sam.

 Operator

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 Our next question comes from the line of Elizabeth [Montcomb] of Longbow Research

  Elizabeth Montgomery - Longbow Research - Analyst

 Can you hear me I'm sorry about the background noise.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 We can hear you.

  Elizabeth Montgomery - Longbow Research - Analyst

 Okay, congratulations on a really good quarter. I guess my question was on-- my remaining question is on Maurice's traffic. Did I hear correctly that it was down 5%?

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Correct.

  Elizabeth Montcomb - Longbow Research - Analyst

 What are you thinking is kind of driving that is it a competitive issue or could it be weather.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 I don't think it's the competitive issue. Certainly in particular markets there maybe something going on on but on a macrobasis we've seen this decrease in traffic for a few years now and we are working hard through primarily direct mail as well as local outreach programs to try and reverse that trend, but fortunately we have been able to make it up through (Inaudible.) I think as we look forward, though, we are going to drive on this because we want to make sure that we don't lose customers whether it's -- competition or out shopping some of the Maurice's larger markets that's why weve got a fairly intense focus on our market.

  Elizabeth Montgomery - Longbow Research - Analyst

 That makes sense to me, I guess. As a follow up, I think you said there was also some softness in the jewelry category at Maurice's.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Yes.

  Elizabeth Montgomery - Longbow Research - Analyst

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 How long has that been happening. Do you think there is merchandise mix or maybe too much story for the demands that exist currently.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 I think we are going to have to see it, watch it for a little bit longer, I don't see it as a problem I'm sure it's a combination of the selection, the actual jewelry itself as well as perhaps the customer just more interested in other categories right now. Whereas in Dress Barn we saw strength in it. I think its more of a fashion issue than a particular competitive situation.

  Elizabeth Montgomery - Longbow Research - Analyst

 All right. That makes sense, all right, thanks guys and good job.

 Operator

 Our next question comes from the line of Robin Murchison of SunTrust

Brian Geraghty - SunTrust - Analyst

 Hey guys. This is Brian in for Robin today. Congrats on the great quarter. Wondering if you could update us on previous operating margin goal of 9 to 11% that was outlined during the investor day.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 We are tracking there. I'll let Armand get into more detail if you want. We are tracking there but that's not something we are going to hit tomorrow. We think as we continue to get a little bit of leverage from comp sales above that 3% tipping point, at Dress Barn and Maurice plus the very strong performance to bring the Justice business back, we continue and have a good year next year that's possible but it is a multiyear process of rebuilding.

  Brian Geragthy - SunTrust - Analyst

 Okay. Excellent. Then also if you could just provide us the store opening and closing plans for the remainder of the year.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Maybe we can do it offline, Brian.

  Brian Geragthy - SunTrust - Analyst

 Sure.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 We will dig that out, give Armand a call.

  Brian Geraghty - SunTrust - Analyst

 Thanks guys. Best of luck.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Thank you, Brian.

 Operator

 Our next question comes from the line of [Joel Leabowicz] , please proceed.

  Joel Labowicz - Analyst

 David, congratulations.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Thank you,

  Joel Lebowicz - Analyst

 It's nice to see you doing so well with all three divisions. Excuse me. I'm curious, as the terms on goods are you still getting such terms that you really need no cash to operate the business. What I'm saying are you turning if you are getting 90 days extraditing are you turning the goods more often than you are paying for.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, it's really dependant, because many of the goods that we are buying we are buying directly, that is it's our goods and we have to put up LCs really depends on the goods that we are committing to. In general we are getting good terms and our working capital is very strong.

  Joel Lebowicz -  Analyst

 You guys are heros, keep it up.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Very kind of you, thank you.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

 Operator

 Next question is a follow up from the line of Scott Krasik of BB&T Capital Market.

  Scott Krasik - BBNT Capital Mkts - Analyst

 Thanks. David you said that the spring mailer for Justice would be up 30%.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 All of them not just one.

  Scott Krasik - BBNT Capital Mkts - Analyst

 I mean is that just it was capital constraint last year, are these good leads-- how good a quality is the increase in distribution relative to what you have been mailing out.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, I would tell you that the CRM program at Justice is very highly developed and the frequency and depth of mailing is something that they modeled out pretty carefully. So we believe that there is a strong ROI with all of these mailers that we are going to be doing or else we wouldn't be doing it. It's a function of both the depth at which we are able to get a positive ROI with the offer we are giving on the catazines and postcards as well as our ability to get more customers on our mailing list.

  Scott Krasik - BBNT Capital Mkts - Analyst

 I guess is the increase more the stuff you were talking about that we have the capital, we can put it behind it this is prospecting or stuff that was missed because they were constrained in the past.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Well, I think it's less prospecting, it's really not about prospecting it's about talking to our customers. It's about talking to them a little more frequently and a little more depth than last year. The CRM strategy has been evolving. And now with just one brand, it's just really the first year since the conversion last January began. They've really figured out the right strategy that's resonating with the customers and it worked in the fall and we are highly confident we think it will work in the spring.

  Scott Krasik - BBNT Capital Mkts - Analyst

 Armand, just quickly, what's the-- is this a good depreciation number to use for the quarters going forward, not just for Q3 and Q4 but for 2011 as well.

Final Transcript
Mar. 01. 2010 / 4:30PM ET, DBRN - Q2 2010 Dress Barn Earnings Conference Call

  Armand Correia - Dress Barn - EVP, CFO

 At this point until we know our capital needs for fiscal 2011, I probably would increase it slightly.

  Scott Krasik - BBNT Capital Mkts - Analyst

 Okay. Thank you.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 Thanks, Scott.

 Operator

 There are no further questions at this time. I would now like the turn the call over to management for closing remarks.

  David Jaffe - Dress Barn, Inc. - Pres., CEO

 All right. Well, thank you all very much for your interest and we look forward to speaking to you at the end of our third quarter. Appreciate your interest.

 Operator

 Ladies and gentlemen, that concludes today's conference, thank you for your participation, you may now disconnect, have a great day.

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